Exhibit 99.3

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made as of December 12, 2022 (the “Effective Date”), by and among Dream Chaser’s Capital Group LLC, a New York limited liability company (“Dream Chaser’s”), and the following individuals: Shawn Paul Herrera (“Herrera”) and Kevin Scott Winters (“Winters”), for the purpose of creating a group (the “Group”) with respect to a portion of their shares of common stock of Carver Bancorp, Inc., a Delaware corporation (the “Company”), held by Dream Chaser’s, Herrera and Winters (collectively, the “Stockholders”) as of the date hereof. The number of shares committed by each Stockholder to the Group is set forth in Schedule 1 attached hereto and incorporated herein by this reference.

RECITALS

WHEREAS, the Stockholders represents that they are the respective owners of the shares of common stock, par value $0.01 per share of Carver Bancorp, Inc. set forth in Schedule 1 (the “Shares”), and also below their names on the signature page of this Agreement; and

WHEREAS, the Stockholders believe that it is in their respective best interests to enter into this Agreement to vote as a bloc with respect to the Shares.

AGREEMENT

NOW THEREFORE, in order to implement the foregoing and in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Creation of the Group.

a.          Creation of the Group. The Stockholders hereby create and establish the Group and appoint and authorize Lewis to vote their respective shares pursuant to the terms and conditions of this Agreement.

b.          Group Representative. The Group’s initial Group Representative shall Dream Chaser’s (the “Group Representative”). If at any time the Group Representative is unable to serve as a Group Representative hereunder by reason of death, incapacity or otherwise, such Group Representative shall be removed and may be replaced with a successor Group Representative upon the majority vote of the holders of a majority of the Shares. In addition, (a) the Group Representative may be removed and a successor Group Representative may be appointed, (b) a successor Group Representative may be designated to take office automatically upon (1) the death of the Group Representative, or (2) the conviction of the Group Representative of a felony or any crime involving fraud, and (c) the Group Representative may appoint an alternate Group Representative as the Group Representative deems necessary, in each case, upon the majority vote of the holders of a majority of the Shares. Within three (3) months of removing and/or replacing the Group Representative, or appointing any alternate Group Representative, the new Group Representative shall send written notice to the Company of the person they have designated as the successor to such Group Representative or any alternate Group Representative. As a condition to becoming a Group Representative, the successor Group Representative must become a party to this Agreement by executing documentation reasonably satisfactory to the Stockholders (each successor Group Representative appointed pursuant to the terms of this Section 1 is referred to as a “Successor Group Representative,” and, collectively with the Initial Group Representative, are referred to as the “Group Representatives”). Each Group Representative hereby accepts his or her appointment as such pursuant to the terms and conditions of this Agreement and agrees to administer the Group in accordance with the terms and conditions of this Agreement, unless and until replaced by a Successor Group Representative as herein provided.

2.            [Reserved]

3.            Group Representative’s Powers and Duties; Compensation.

a.          Voting Powers. For so long as this Agreement remains in effect and subject to the exclusions and limitations set forth Section b below, the Group Representative shall vote, or cause the Shares subject to this Agreement to be voted (in person or by proxy), in the same proportion that the shares of Common Stock that are not subject to hereto are actually and validly voted on such matter, excluding (for the purpose of determining such proportion) all shares of Common Stock held by any Person or “Group” that has (or based upon its beneficial ownership of Common stock should have) filed a Schedule 13D pursuant to Section 13(d) of the Exchange Act with respect to the Common Stock at the time of the relevant vote, except that, if Section b below does apply to the matter upon which a vote is to be effected and the Group Representative receives valid and timely written voting instructions from the Stockholders delivered in accordance with Section 9 that have not been revoked, the Group Representative shall vote, or cause the Shares subject to such voting instructions to be voted (in person or by proxy), in accordance therewith. Subject to the provisions of this Agreement, the Group Representative shall have the full, exclusive and unqualified right and power to vote, to execute consents, to enter into voting agreements, and to grant proxies with respect to all of the Shares subject to this Agreement, as well as in respect of any other securities with voting rights received in respect of the Shares at any time hereafter by way of a stock dividend, distribution, conversion or exchange as provided in Section c below, with respect to any lawful corporate action, whether or not in the ordinary course of business, and no Stockholder shall in such capacity have any rights or powers to vote such Shares or to give consents with respect to or grant proxies in respect thereof or otherwise take part in any corporate action. Without limiting the generality of the foregoing, the Stockholders (i) acknowledge that each Group Representative, in his or her individual or representative capacity, is a holder of Shares and (ii) agrees that the Group Representative is entitled to exercise the powers granted to such Group Representative in the preceding sentence in the Group Representative’s sole and absolute discretion (including in his or her own interest as a holder of Shares) without fiduciary duty of any kind to the Stockholders with respect to the exercise of such powers.

b.          Extraordinary Transactions. Notwithstanding anything to the contrary elsewhere in this Agreement, a majority of the Stockholders may direct the Group Representative in writing to exercise the voting rights with respect to the Shares regulated pursuant to this Agreement, and the Group Representative shall vote in accordance with such direction, to vote: (i) against (1) any merger, consolidation, business combination, share exchange, restructuring, recapitalization or acquisition involving the Company or any similar transaction involving all or a material portion of the assets of the Company and its subsidiaries, taken as a whole, or (2) the sale, lease, exchange, pledge, mortgage or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of all or a material portion of the assets of the Company and its subsidiaries, taken as a whole, if, in each case of Section 3(b)(1) and Section 3(b)(2), (x) the Act requires stockholder approval for such matter, (y) the NASDAQ Listing Rules require stockholder approval for such matter or (z) the Company’s Board of Directors (the “Board”) voluntarily submits the matter for stockholder approval even though it is not required; against any action that requires stockholder approval under Rule 5635(a)(1) of the NASDAQ rules; (ii) against the liquidation or dissolution of the Company; (iii) against any amendment to the certificate of incorporation or bylaws of the Company (except for amendments to increase the number of authorized shares of Common Stock); or (iv) against any transaction which requires stockholder approval under Rule 5635(b) of the NASDAQ rules.

c.          Notices, Dividends and Distributions. In the event that the Group Representative receives any dividends or other distributions (other than additional Shares or other voting securities of the Company) with respect to the Shares held by them hereunder, they shall promptly pay (or, in the event that such dividends or distributions are not cash, distribute in kind) the amount thereof received by them to the Stockholders pro rata; provided, however, that the Group Representative may, by notice to the Company, instruct the Company to pay such dividends directly to the respective Stockholders. If the Group Representative receives any Shares or other voting securities of the Company as a dividend or distribution upon, conversion of or in exchange for any Shares held by them hereunder, the Group Representative shall hold such Shares or other voting securities of the Company in accordance with the terms of this Agreement and shall update the Stock Register accordingly.

d.          No Right to Sell Shares. The Group Representative shall have no authority to sell, pledge, hypothecate or otherwise dispose of the Shares or any interest therein.

e.          Compensation of Group Representative. No Group Representative shall receive any compensation for his or her services under this Agreement. This subsection shall not, however, affect the right of the Group Representative to compensation from the Company for services performed by such person in any other capacity (e.g., as an officer, director, employee or otherwise).

f.           Group Representative’s Liability and Indemnity. No Group Representative shall be liable for any error of judgment or mistake of fact or law, or for any action or omission under this Agreement, except for such Group Representative’s fraud, bad faith, willful misconduct, or gross negligence. No Group Representative shall be liable for acting on any notice, request or instruction or other document believed to be genuine and to have been executed by or on behalf of the proper party or parties. The Stockholders shall be responsible for payment of their proportionate share of all reasonable expenses of the Group Representative, including counsel fees, and shall discharge all liabilities incurred by them in connection with the exercise of their powers and the performance of their duties under this Agreement. Any action or omission undertaken by a Group Representative in good faith in accordance with the advice of legal counsel shall be binding and conclusive on the parties to this Agreement. The Stockholders shall also defend, indemnify and hold the Group Representative harmless from and against any and all claims and liabilities in connection with or arising out of the execution of its duties under this Agreement or the exercise of any powers or the performance of any duties by them as herein provided or contemplated, except such as shall arise from the fraud, bad faith or willful misconduct of the Group Representative.

g.         Method of Voting Shares. The Group Representative may in all matters act either at a meeting or by a writing or writings with or without a meeting. The Stockholders shall provide the Group Representative with a proxy or other document necessary for the Group Representative to fulfill its obligations hereunder.

4.             Transfer of Shares; Increased Ownership in Shares and Termination.

a.  General. The voting agreement created by this Agreement shall be irrevocable and shall terminate upon the written agreement of the holders of a majority of the Shares. Except for Section 3.f, which will survive the termination of this Agreement, this Agreement shall have no further force and effect (x) upon termination of this Agreement pursuant to its terms; or (y) with respect to each Stockholder, when such Stockholder no longer Beneficially Owns any Shares or other voting securities of the Company which are subject to this Agreement.

b.  Transfer/Purchase of Shares. This Agreement shall not place any restrictions on any Stockholder from transferring its Shares; provided that prior to any such transfer, such Stockholder will provide notice to the Group Representative of the date of such transfer and the number of Shares being transferred. Any transferred Shares will no longer be subject to this Agreement unless agreed to in writing by the transferee of such Shares. Each Stockholder herby agrees that if such Stockholder transfers its Shares or increases the number of shares of Carver Bancorp, Inc. common stock it owns, it will provide the Group Representative on the day of such transfer or purchase, the information necessary for the Group Representative to make any required amendments to the related Schedule 13D on file with the Securities and Exchange Commission (the “SEC”) or make any other required filings with the SEC.

5.             Amendments. This Agreement may be amended, modified or supplemented at any time and from time to time by the written agreement of the holders of a majority of the Shares.

6.             Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

7.            Severability. If any one or more of the provisions of this Agreement, as applied to any party or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provision shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law. Without limiting the generality of the foregoing, it is the express intent of the parties to cause the Shares to be voted by the Group Representative as provided herein. Accordingly, in the event that this Agreement is rescinded or otherwise terminated other than pursuant to its terms for any reason, the parties agree promptly to negotiate a successor voting agreement to accomplish this objective and to otherwise replicate the provisions hereof to the extent possible.

8.            Specific Performance. The parties agree that the failure of any party to perform any obligation provided for by this Agreement could result in irreparable damage to the other parties, and that monetary damages alone would not be adequate to compensate the non-defaulting party for its injury. Any party shall therefore be entitled, in addition to any other remedy that may be available, including monetary damages, to obtain specific performance of the terms of this Agreement. If any action is brought by any party to enforce this agreement, any party against which the action is brought shall waive the defense that there is an adequate remedy at law.

9.             Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) upon receipt, if sent by electronic or digital transmission method (including e-mail), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed, in each case to the appropriate addresses and e-mail addresses s as a party may designate by notice to the other parties from time to time.

10.          Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the parties hereto. No rights or obligations hereunder may be assigned by any party hereto except as explicitly provided in this Agreement.

11.          Benefit and Burden. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or to provide any Person other than the parties (and including specifically any stockholder of the Company that is not a party to this Agreement) any rights or remedies hereunder or by reason hereof. This Agreement and all its conditions and provisions are intended to be, and are, for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns and are not for the benefit of any other Person.

12.          Certain Rules of Construction. To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Section or subsection titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision; (f) “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (g) all references to “Sections” or “subsections” refer to Sections or subsections of this Agreement; and (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

13.          Waiver. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

14.          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

15.          Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

16.          Arbitration. It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (collectively, “Claims”), arising out of, in connection with, or in relation to this Agreement or the arbitrability of any Claims under this Agreement, shall be resolved by final and binding arbitration administered by the New York City offices of JAMS in accordance with the then-existing JAMS Arbitration Rules. The parties shall select a mutually acceptable neutral arbitrator from the panel of arbitrators serving with any of JAMS’s offices, but in the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint an arbitrator from such panel (the arbitrator so selected or appointed, the “Arbitrator”). The parties expressly agree that the Arbitrator may provide all appropriate remedies (at law and equity) or judgments that could be awarded by a court of law in Delaware, and that, upon good cause shown, the Arbitrator shall afford the parties adequate discovery, including deposition discovery. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all actions pursuant to this Section 16. The Arbitrator shall be bound by and shall strictly enforce the terms of this Section 16 and may not limit, expand, or otherwise modify its terms. The Arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of Delaware, or federal law, or both, as applicable, without reference to its conflicts of laws provisions. The Arbitrator is without jurisdiction to apply any different substantive law. The Arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the Arbitrator shall have the discretion to determine whether any such claim of privilege or work product doctrine applies. The Arbitrator shall render an award and a written, reasoned opinion in support thereof. Subject to the provisions of Section 7, the Arbitrator shall have power and authority to award any appropriate remedy (in law or equity) or judgment that could be awarded by a court of law in Delaware, which may include reasonable attorneys’ fees to the prevailing party. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Neither a party nor the Arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Adherence to this dispute resolution process shall not limit the parties’ right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement. Subject to the Arbitrator’s award, each party shall bear its own fees and expenses with respect to this dispute resolution process and any action related thereto and the parties shall share equally the fees and expenses of JAMS and the Arbitrator.

17.          Definitions. Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Act” means the General Corporation Law of the State of Delaware, as amended.

“Beneficial Owner” is defined in Rule 13d-3(a) and (b) of the rules and regulations of the Securities Exchange Act of 1934, as amended. “Beneficially Owned” shall have a correlative meaning.

“Encumbrance” means a security interest, lien, charge, claim, community or other marital property interest, pledge, alienation, mortgage, option, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or any other restriction on use, voting (including any proxy), transfer (including any right of first refusal or similar right), receipt of income or exercise of any other attribute of ownership.

“Person” means and includes an individual, a general or limited partnership, a limited liability company, a joint venture, a corporation (including any non-profit corporation), an estate, a trust, an unincorporated organization, an association, a government or any department or agency thereof or any entity similar to any of the foregoing.

“Transfer” means a sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings). The term “Transferred” shall have a correlative meaning.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

STOCKHOLDERS

/s/ Shawn Paul Herrara
Shawn Paul Herrara

Holder of 71,000 Shares

/s/ Kevin Scott Winters
Kevin Scott Winters

Holder of 162,000 Shares

GROUP REPRESENTATIVE:

For: DREAM CHASER’S CAPITAL GROUP LLC

By:	/s/ Gregory Antonius Lewis
Name:	Gregory Antonius Lewis
Title:	CEO/Managing Partner

[Signature Page to Voting Agreement]